Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

May 16, 2007

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC
USA 20549

To Whom it May Concern:

We have read Item 4 to Form 8-K dated May 16, 2007 of Geocom Resources Inc. and are in agreement with the statements contained therein. Our audit and review reports expressed a going concern. We have no basis to agree or disagree with the other statements of the registrant contained in the Form 8-K.

Yours truly,

Staley, Okada & Partners

STALEY, OKADA & PARTNERS
Chartered Accountants